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EXHIBIT 23


                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Company's registration statement on Form S-8, filed with the Commission on August 16, 2001, and the Company's registration statement on Form S-8, filed with the Commission on May 30, 2003, of our report dated February 28, 2005 on the consolidated balance sheet of MBT Financial Corp. (the "Company") as of December 31, 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.



/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 15, 2005